Exhibit 99.1 Press release dated July 29, 2008.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES SECOND QUARTER EARNINGS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) announced today that its second quarter 2008 net sales decreased 5.2% to $219.3 million as compared to net sales of $231.3 million for the second quarter of 2007. Net income decreased 28.0% to $20.4 million for the second quarter of 2008 as compared to net income of $28.3 million for the second quarter of 2007. Diluted net income per common share was $0.42 for the second quarter of 2008 as compared to $0.58 for the second quarter of 2007. In the first half of 2008, net sales decreased 8.8% to $386.9 million as compared to net sales of $424.4 million for the first half of 2007. Net income decreased 37.0% to $28.7 million for the first half of 2008 as compared to net income of $45.6 million for the first half of 2007. Diluted net income per common share was $0.59 for the first half of 2008 as compared to $0.93 for the first half of 2007.

In the second quarter of 2008, sales declined throughout the United States, with the exception of the northeastern and midwestern regions of the country. California and the western states had the largest decrease in sales. Sales during the quarter in Canada and in continental Europe increased significantly, while sales were down in the United Kingdom. Simpson Strong-Tie’s second quarter sales decreased 4.9% from the same quarter last year, while Simpson Dura-Vent’s sales decreased 10.2%. Simpson Strong-Tie’s sales to contractor distributors had the largest percentage rate decrease and sales to dealer distributors and home centers also decreased. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of the Swan Secure product line, acquired in July 2007, accounted for approximately 4.5% of Simpson Strong-Tie’s second quarter sales. Sales of Simpson Dura-Vent’s pellet vent and chimney products increased while sales of its gas vent and Direct-Vent product lines decreased as a result of several factors, including the decline in new home construction.

Income from operations decreased 25.8% from $43.6 million in the second quarter of 2007 to $32.4 million in the second quarter of 2008. Gross margins decreased from 40.4% in the second quarter of 2007 to 38.2% in the second quarter of 2008. The decrease in gross margins was primarily due to higher manufacturing and distribution costs and a higher proportion of fixed overhead costs to total costs, resulting primarily from the lower sales volume. The steel market continues to be dynamic with a high degree of uncertainty. Since December 31, 2007, the Company’s total inventories have increased 6.5%. In the second half of 2008, the Company is anticipating further increases in steel prices. If steel prices continue to increase and the Company is not able to increase its prices sufficiently, the Company’s margins could further deteriorate.

Selling expenses increased 10.4% from $20.1 million in the second quarter of 2007 to $22.1 million in the second quarter of 2008. The increase was driven primarily by a $3.5 million increase in expenses associated with sales and marketing personnel, including those at businesses acquired since July 2007. This increase was offset by decreases in donations of $0.7 million, primarily related to the gift made in the second quarter of 2007 to Habitat for Humanity International, Inc., professional services expenses of $0.3 million and promotional expenses of $0.2 million. General and administrative expenses decreased 2.0% from $24.2 million in the second quarter of 2007 to $23.8 million in the second quarter of 2008. The decrease mainly comprised a $5.2 million decrease in cash profit sharing, the result of both lower operating profit and a shift begun in the second quarter of 2008 of some of the compensation of U.S. based salaried employees from cash profit sharing to salary. This decrease was mostly offset by increases in personnel expenses of $3.0 million, including the shift in compensation as well as the expenses associated with personnel at businesses acquired since July 2007, legal and professional service expenses of $1.3 million and higher amortization expense of $0.5 million, primarily related to intangible assets acquired from Swan Secure Products, Inc. in July 2007. The effective tax rate was 38.0% in the second quarter of 2008, up from 37.2% in the second quarter of 2007. The increase in the effective tax rate was caused by many factors, including a decrease in tax-exempt interest income and the expiration of the federal research and development tax credit in 2008.

In the first half of 2008, sales declined throughout the United States, with the exception of the northeastern region of the country. California and the western states had the largest decrease in sales. Sales during the period in Canada and in continental Europe increased significantly, while sales were down in the United Kingdom. Simpson Strong-Tie’s first half sales decreased 9.0% from the first half of last year, while Simpson Dura-Vent’s sales decreased 6.0%. Simpson Strong-Tie’s sales to contractor distributors had the largest percentage rate decrease and sales to dealer distributors and home centers also decreased. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of the Swan Secure product line, acquired in July 2007, accounted for approximately 4.8% of Simpson Strong-Tie’s first half sales. Sales of Simpson Dura-Vent’s pellet vent and chimney products increased while sales of its gas vent and Direct-Vent product lines decreased.

Income from operations decreased 34.7% from $70.2 million in the first half of 2007 to $45.8 million in the first half of 2008. Gross margins decreased from 38.9% in the first half of 2007 to 36.2% in the first half of 2008. The decrease in gross margins was due primarily to higher manufacturing and distribution costs and a higher proportion of fixed overhead costs to total costs, resulting primarily from the lower sales volume.

Selling expenses increased 9.8% from $38.2 million in the first half of 2007 to $41.9 million in the first half of 2008. The increase was driven primarily by a $5.1 million increase in expenses associated with sales and marketing personnel, including those at businesses acquired since July 2007. This increase was partly offset by decreases in donations of $0.5 million and promotional expenses of $0.3 million. General and administrative expenses decreased 9.2% from $45.9 million in the first half of 2007 to $41.6 million in the first half of 2008. The major components of the decrease were decreases in cash profit sharing of $9.1 million, resulting primarily from decreased operating profit, and adjustments to the bad debt reserves of $0.9 million. These decreases were partly offset by increases in personnel expenses of $4.1 million, including those at businesses acquired since July 2007, higher amortization expense of $1.1 million and increased legal and professional service expenses of $0.6 million. The effective tax rate was 39.5% in the first half of 2008, up from 37.5% in the first half of 2007. The increase in the effective tax rate resulted from many of the same factors that affected the effective tax rate in the second quarter.

In June 2008, the Company’s subsidiary, Simpson Dura-Vent Company, Inc., purchased 100% of the equity of ProTech Systems, Inc. (“ProTech”). ProTech manufactures venting products in New York and distributes them throughout North America. The purchase price (subject to post-closing adjustment) was $7.5 million in cash, plus an additional earn-out of up to $2.25 million if certain future performance targets are met. In July 2008, Simpson Dura-Vent also purchased certain assets to produce the Ventinox stainless steel chimney liner product line from American BOA Inc. ProTech had been the distributor of Ventinox products. In July 2008, Simpson Strong-Tie purchased 100% of the equity of Ahorn-Geräte & Werkzeuge Vertriebs GmbH (“Ahorn”), a German company, and its subsidiaries in the Czech Republic and China. The acquisition will broaden Simpson Strong-Tie’s collated fastener product line and add production capacity in both Europe and China. The purchase price (subject to post-closing adjustment) was $8.5 million in cash.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, July 30, 2008, at 6:00 am Pacific Time. To participate, callers may dial 800-862-9098. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and six months ended June 30, 2008 and 2007 (unaudited), are as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Amounts in thousands, except per share data)	2008	2007	2008	2007
Net sales	$219,263	$231,288	$386,919	$424,442
Cost of sales	135,398	137,925	246,796	259,457
Gross profit	83,865	93,363	140,123	164,985

Research and development and engineering expenses	5,610	5,463	10,713	10,723
Selling expenses	22,134	20,053	41,942	38,207
General and administrative expenses	23,767	24,246	41,641	45,883

Income from operations	32,354	43,601	45,827	70,172

Income (loss) in equity method investment, before tax	–	59	–	26
Interest income, net	505	1,424	1,634	2,797
Income before taxes	32,859	45,084	47,461	72,995

Provision for income taxes	12,478	16,767	18,728	27,387
Net income	$20,381	$28,317	$28,733	$45,608

Net income per share:
Basic	$0.42	$0.58	$0.59	$0.94
Diluted	0.42	0.58	0.59	0.93

Cash dividend declared per common share	$0.10	$0.10	$0.20	$0.20

Weighted average shares outstanding:
Basic	48,593	48,432	48,584	48,424
Diluted	48,936	48,902	48,933	48,894

Other data:
Depreciation and amortization	$7,587	$7,756	$15,007	$14,833
Pre-tax stock compensation expense	920	1,486	1,856	3,164

The Company’s financial position as of June 30, 2008 and 2007, and December 31, 2007 (unaudited), is as follows:

	June 30,		December 31,
(Amounts in thousands)	2008	2007	2007
Cash and short-term investments	$162,098	$177,166	$186,142
Trade accounts receivable, net	139,162	145,388	88,340
Inventories	232,575	210,253	218,342
Assets held for sale	7,887	9,671	9,677
Other current assets	17,597	18,822	20,376
Total current assets	559,319	561,300	522,877

Property, plant and equipment, net	199,055	199,249	198,117
Goodwill	69,500	45,917	57,418
Other noncurrent assets	42,209	22,392	39,267
Total assets	$870,083	$828,858	$817,679

Trade accounts payable	$46,362	$47,791	$27,226
Line of credit and current portion of long-term debt	3,177	5,942	1,029
Other current liabilities	61,111	69,286	56,084
Total current liabilities	110,650	123,019	84,339

Long-term debt	–	–	–
Other long-term liabilities	12,076	9,483	9,940
Stockholders’ equity	747,357	696,356	723,400
Total liabilities and stockholders’ equity	$870,083	$828,858	$817,679

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.